SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-A/A

                    AMENDMENT TO REGISTRATION STATEMENT
             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                               DESIGNS, INC.
             (Exact Name of Registrant as Specified in Charter)


      Delaware                       0-15898                04-2623104
 (State or Other Jurisdiction      (Commission            (IRS Employer
      of Incorporation)            File Number)           Identification No.)


     66 B Street, Needham, Massachusetts                         02494
 (Address of Principal Executive Offices)                      (Zip Code)


 Securities to be registered pursuant to Section 12(b) of the Act:

                                         Name of Each Exchange
           Title of Each Class           On Which Each Class is
           To Be So Registered           To Be Registered
           -------------------           -----------------------

                None                     None


 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ]

 If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]


 Securities Act registration statement file number to which this form relates (if applicable):


 Securities to be registered pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
                      -------------------------------
                             (Title of Class)



                              AMENDMENT NO. 2

               INFORMATION REQUIRED IN REGISTRATION STATEMENT


      The undersigned registrant hereby amends its Registration Statement on Form 8-A dated as of May 1, 1995 and amended by Form 8-A/A dated as of October 9, 1997, as follows:


 ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On May 19, 1999, Designs, Inc. (the "Company") amended (the "Second Amendment") the Company's Shareholder Rights Agreement dated as of May 1, 1995, and amended by a First Amendment dated as of October 6, 1997 (the "Rights Agreement"). Hereinafter, "Rights Agreement" shall include both the Second Amendment and the Rights Agreement.

      The Second Amendment amends the definition of "Acquiring Person" in connection with the proposal by Jewelcor Management, Inc. ("Jewelcor") to explore the purchase of all of the issued and outstanding capital stock of the Company. The definition of "Acquiring Person" permits Stanley I . Berger and Jewelcor through its officers to act in concert to take actions through July 1, 1999 reasonably necessary or appropriate to seek consent from Levi Strauss & Co. to the assignment, sublicense or transfer of the Company's rights and obligations under the Amended and Restated Trademark License Agreement made as of October 31, 1998, by and between the Company and Levi Strauss & Co., to Jewelcor or its affiliates. Mr. Berger and Jewelcor or its officers, individually or collectively, will not be deemed to be an "Acquiring Person" as the result of such actions.

      In addition, the Second Amendment modifies the Company's ability to appoint a "Co-Rights Agent" by requiring that the Company give ten days prior written notice to the "Rights Agent" prior to appointing a "Co-Rights Agent."

      The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Second Amendment.

      A description of the Preferred Stock Purchase Rights is incorporated herein by reference to the Company's Amendment to Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission as of October 10, 1997.

 ITEM 2.  EXHIBITS.

 Exhibit 4.1 Second Amendment dated as of May 19, 1999 to Shareholder Rights Agreement dated as of May 1, 1995, amended as of October 6, 1997, by and between Designs, Inc. and
                BankBoston, N.A. (formerly known as The First National Bank of Boston, N.A.) as Rights Agent.


                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

 Date:     May 25, 1999             DESIGNS, INC.


                                    By:    /s/  Carolyn R. Faulkner
                                           -------------------------
                                    Name:  Carolyn R. Faulkner
                                    Title: President, Chief Financial
                                           Officer and Treasurer